Exhibit 10.5

Manugistics Group, Inc.

Description of Director Compensation Arrangements

Following is a description of the compensation arrangements for each of the Company’s directors.  The Company pays non-employee directors an annual retainer of $15,000, except for the Chairman of the Board, who receives an annual retainer of $80,000.  Additionally, the Chairman of the Audit Committee receives an annual retainer of $10,000, and each Chairperson of the Company’s other committees receives an annual retainer of $5,000.  Non-employee directors also receive $1,000 for each Board and committee meeting attended. Directors who are employees of the Company do not receive any compensation for their service on the Board.  Directors are reimbursed for their reasonable out-of-pocket expenses incurred in connection with attendance at meetings of the Board of Directors and its committees.

Non-employee directors receive stock options annually, and are eligible to receive additional discretionary grants of stock options, under the Amended and Restated 1998 Stock Option Plan, which is attached as Exhibit 10 to Post-Effective Amendment No. 1 to Form S-8, filed with the Securities and Exchange Commission on September 15, 2003.